EXHIBIT 4(a)-2

AMENDMENT NO. 2

to

RIGHTS AGREEMENT

Amendment No. 2 (the “Amendment”) dated as of May 31, 2011, between Ethan Allen Interiors Inc. (the “Company”) and Computershare Trust Company, N.A., successor rights agent to Computershare Investor Services, LLC, as Rights Agent (the “Rights Agent”), to the Rights Agreement dated as of June 26, 1996, as previously amended on December 23, 2004 (the “Rights Agreement”) between the Company and the Rights Agent.

W I T N E S S E T H:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the parties desire to amend the Rights Agreement to extend the term of the Rights (as defined in the Rights Agreement) in accordance with the Rights Agreement and amend certain other provisions of the Rights Agreement;

NOW, THEREFORE, for consideration set forth herein and in the Rights Agreement, the sufficiency and receipt of which is hereby acknowledged, and intending to be legally bound, the Company and the Rights Agent agree as follows:

1.     Definitions.  Except as set forth below, all capitalized terms used in this Amendment shall have their respective meanings set forth in the Rights Agreement.

2.     Amendment to the definition of “Acquiring Person.”  The definition of “Acquiring Person” is hereby amended to replace the text “15%” with the text “20%” in each instance such text appears.

3.     Amendment to the definition of a Person deemed to be a “Beneficial Owner” or deemed to “beneficially own.”  The definition of a Person deemed to be a “Beneficial Owner” or deemed to “beneficially own” any shares of Common Stock is hereby amended to (a) replace the period at the end of clause (iii) with the text “; or” and (b) insert a new clause (iv) immediately following clause (iii) as set forth below:

“(iv)        which are the subject of a derivative transaction entered into by such Person, or a derivative security acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities, without regard to whether (a) such derivative conveys any voting rights in such securities to such Person, (b) the derivative is required to be, or capable of being, settled through delivery of such securities, or (c) such Person or such Person’s counterpart may have entered into other transactions that hedge the economic effect of such derivative (in determining the number of shares of Common Stock deemed “Beneficially Owned” by virtue hereof, the subject Person shall be deemed to “Beneficially Own” (without duplication) the number of shares of Common Stock that are synthetically owned pursuant to such derivative securities) in respect of which such Person or any of such Person’s Affiliates or Associates has a Synthetic Long Position;  provided, that a Person will not be deemed the “Beneficial Owner” of, or to “Beneficially Own”, any security if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act.”

4.     Insertion of new definition of “Synthetic Long Position.”  The following definition of “Synthetic Long Position is hereby inserted in alphabetic order in Section 1 of the Rights Agreement:

“Synthetic Long Position” shall mean any option, warrant, convertible security, stock appreciation right or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Common Stock or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of the Common Stock, whether or not such right is subject to settlement in whole or in part in shares of Common Stock, and which increases in value as the value of the Common Stock increases or which provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the Common Stock, but shall not include:

(i)            rights of a pledgee under a bona fide pledge of the Common Stock;

(ii)           rights of all holders of Common Stock to receive Common Stock pro rata, or obligations to dispose of shares of Common Stock, as a result of a merger, exchange offer, or consolidation involving the Company;

(iii)          rights or obligations to surrender Common Stock, or have Common Stock withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

(iv)          interests in broad-based index options, broad-based index futures, and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

(v)           interests or rights to participate in employee benefit plans of the Company held by employees or former employees of the Company; or

(vi)          options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The number of shares of Common Stock in respect of which a Person has a Synthetic Long Position shall be the notional or other number of the shares of Common Stock specified in a filing by such Person or any of such Person’s Affiliates or Associates with the Securities and Exchange Commission pursuant to Regulation 13D-G or Regulation 14D under the Exchange Act in respect of which shares of Common Stock are the “subject security” (as such term is fined in such Regulations) or in the documentation evidencing the Synthetic Long Position as being subject to be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated in whole or in part or, if no such number of shares of Common Stock is specified in such filing or documentation, as determined by the Board of Directors in good faith to be the number of shares of Common Stock to which the Synthetic Long Position relates.”

5.     Amendment to Section 2.  Section 2 of the Rights Agreement is hereby amended to insert the following at the end of the second sentence thereof, “upon ten (10) days prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agents.”

6.     Amendment to Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended to replace the text “15%” with the text “20%” in each instance such text appears.

7.     Amendment to Section 5.  Section 5 of the Rights Agreement is hereby amended by deleting the text “manually” in the second sentence thereof, and by inserting the phrase “either manually or by facsimile signature” after the text “countersigned” in such sentence.

8.     Amendment to Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended to replace the phrase “May 31, 2011 (“Final Expiration Date”)” with the phrase “November 30,  2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012 (“Final Expiration Date”).”

9.     Amendment to Section 18.  Section 18 of the Rights Agreement is hereby amended to insert the text “gross” prior to the text “negligence” in the second sentence thereof.

10.   Amendment to Section 20(c).  Section 20(c) of the Rights Agreement is hereby amended to insert the text “gross” prior to the text “negligence”.

11.   Amendment to Section 21.  Section 21 of the Rights Agreement is hereby amended as follows:

(a)   Replace the first sentence with the following new sentence:

“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon thirty days’ notice in writing mailed to the Company and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock by registered or certified mail.”

(b)   Insert new sentence after the first sentence as follows:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

12.   Amendment to Section 25.  Section 25 of the Rights Agreement is hereby amended to replace the Rights Agent contact information with the following new information:

Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Services

13.   Amendment to Rights Agreement.  The Rights Agreement is hereby amended to insert a new Section 34 as follows:

Section 34.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

14.   Amendments to Exhibit B [Form of Right Certificate].  Exhibit B to the Rights Agreement [Form of Right Certificate] is hereby amended as follows:

(a)   in the legend appearing above the heading “Right Certificate,” the date “May 31, 2011” is hereby replaced with the date “November 30, 2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012;” and

(b)   in the first full paragraph appearing below the heading “Right Certificate,” the date “May 31, 2011” is hereby replaced with the date “November 30, 2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012.”

15.   Amendment to Exhibit C [Summary of Rights to Purchase Series C Participating Preferred Stock].  Exhibit C to the Rights Agreement [Summary of Rights to Purchase Series C Participating Preferred Stock] is hereby amended to replace the date “May 31, 2011” in the third full paragraph thereof with the date “November 30, 2014, or if shareholder approval is not obtained for this Agreement at the Company’s 2011 annual shareholders’ meeting, May 31, 2012”, and to replace the text “15%” with the text “20%” in each instance such text appears.

16.   Termination of Rights Agent.  The Company and the Rights Agent hereby acknowledge the resignation of Computershare Investor Services, LLC as Rights Agent under the Rights Agreement as of December 31, 2010.

17.   Appointment of Successor Rights Agent.  The Company and the Rights Agent hereby acknowledge the resignation of Computershare Trust Company, N.A. as successor Rights Agent under the Rights Agreement and the acceptance of Computershare Trust Company, N.A.  of such appointment as of December 31, 2010.

18.   Substitution.  “Computershare Trust Company, N.A.” shall be substituted throughout the Rights Agreement, Exhibits and amendments for “Computershare Investor Services, LLC.”

19.   Continuing Force and Effect.

(a)   Except as expressly provided herein, all of the terms and conditions of the Rights Agreement shall continue in full force and effect.

(b)   From and after the execution and delivery hereof, all references to the Rights Agreement contained in other agreements or instruments (however the Rights Agreement may be defined in such other agreements or instruments) shall hereafter refer to the Rights Agreement as amended pursuant to this Amendment.

20.   Miscellaneous.

(a)   No waiver, amendment or modification hereof shall be valid unless effected in the manner required by the Rights Agreement.

(b)   This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

(c)   This Amendment shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

(d)   This Amendment may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

(e)   The captions and paragraph headings used in this Amendment have been inserted for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ETHAN ALLEN INTERIORS INC.

By:	/s/ M. Farooq Kathwari
Name: M. Farooq Kathwari
Title: Chairman, President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Robert A. Buckley, Jr.
Name: Robert A. Buckley, Jr.
Title: Senior Vice President